New World Fund, Inc.

April 30, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$126,194
Class B	$59
Class C	$2,578
Class F1	$26,756
Class F2	$25,069
Total	$180,656
Class 529-A	$7,091
Class 529-B	$ -
Class 529-C	$329
Class 529-E	$260
Class 529-F1	$493
Class R-1	$99
Class R-2	$1,025
Class R-3	$3,390
Class R-4	$3,916
Class R-5	$6,252
Class R-6	$14,901
Total	$37,756

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5656
Class B	$0.0189
Class C	$0.1397
Class F1	$0.6008
Class F2	$0.7507
Class 529-A	$0.5358
Class 529-B	$ -
Class 529-C	$0.1079
Class 529-E	$0.4068
Class 529-F1	$0.6544
Class R-1	$0.1619
Class R-2	$0.1606
Class R-3	$0.4185
Class R-4	$0.6103
Class R-5	$0.7698
Class R-6	$0.7999

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	226,309
Class B	2,548
Class C	18,587
Class F1	48,453
Class F2	39,968
Total	335,865
Class 529-A	13,536
Class 529-B	299
Class 529-C	3,078
Class 529-E	648
Class 529-F1	799
Class R-1	639
Class R-2	6,351
Class R-3	8,156
Class R-4	7,223
Class R-5	8,827
Class R-6	21,040
Total	70,596

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$59.19
Class B	$58.44
Class C	$57.32
Class F1	$58.74
Class F2	$59.17
Class 529-A	$58.74
Class 529-B	$57.92
Class 529-C	$57.42
Class 529-E	$58.32
Class 529-F1	$58.76
Class R-1	$57.48
Class R-2	$57.47
Class R-3	$58.44
Class R-4	$58.97
Class R-5	$59.37
Class R-6	$59.27